EXHIBIT 2

                       STOCK EXCHANGE AGREEMENT

        Agreement and plan of merger (Agreement), executed and entered into February 25, 1999:
  Between:

                  RECYCLENET CORPORATION, an
                      Ontario Corporation
                 Hereinafter called "RecycleNet"

                             and
       GARBALIZER MACHINERY CORPORATION, a Utah corporation
               Hereinafter called "Garbalizer"

                       PLAN OF REORGANIZATION
          In order to consummate the plan of merger herein contemplated and in consideration of the mutual benefits to be derived by the parties hereto and of the mutual agreements herein, the parties hereto represent, warrant, covenant and agree as follows:

          1.   REPRESENTATIONS AND WARRANTIES OF RECYCLENET
          CORPORATION
         RecycleNet warrants and represents that:

         (a) RecycleNet is a corporation duly organized and existing under the laws of the province of Ontario.

         (b) The unaudited financial statements of RecycleNet including applicable reporting documents, as of the 31st day of December, 1998 (attached hereto and made a part hereof for all purposes labelled Exhibit "A") have been prepared in accordance with generally accepted accounting practices and fairly presents the financial position of RecycleNet at such date.

         (c) RecycleNet has good and marketable title to all the property it purports to own by this Agreement as described in the balance sheet as of the 31st day of December, 1998 herein referred to.

         (d) RecycleNet is not a party to any pending or threatened litigation which might adversely affect the assets of RecycleNet.

         (e) All taxes which RecycleNet is required by law to pay in regard to its assets have been duly paid for all periods up to and including the closing of this agreement.

         (f) The assets to be transferred by RecycleNet have not, since negotiations commenced between the parties, been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, wind storm, accident, strike, embargo, confiscation of vital equipment, materials or inventory, transactions, or acts of God.

         (g) RecycleNet is acquiring shares of Amalco (as defined later) and Garbalizer which when converted with common shares of Garbalizer will represent ninety percent (90%) of the outstanding voting common shares of post reorganized Garbalizer.

         (h) The board of directors of RecycleNet has duly authorized and approved the execution of this agreement.

         (i) RecycleNet will bear the cost of its own accountants, attorneys, and other professionals by them employed.

         (j) RecycleNet represents that subsequent to the herein contemplated transaction, it will have no encumbrances or liabilities, contingent or otherwise, upon which a claim upon it could be made or which may subsequently arise from the activities of RecycleNet prior to the date of the closing of this transaction and will fully cooperate with Garbalizer to permit verification on a basis acceptable to Garbalizer.

         (k) RecycleNet hereby represents that neither it nor its agents or representatives shall, without prior consent of Garbalizer, sell, agree to sell, enter into negotiations to sell, or discuss (other than pursuant to unsolicited inquiries) the sale of the authorized and issued stock of RecycleNet to or with any party except as disclosed to Garbalizer in advance and as agreed upon by both parties except as required by applicable law.

    2.   REPRESENTATIONS AND WARRANTIES OF GARBALIZER MACHINERY
    CORPORATION

         Garbalizer warrants and represents that:
         (a) Garbalizer is a corporation duly organized and existing under the laws of the State of Utah, with authorized capital stock consisting of 15,000,000 share of common voting stock with a par value of $0.01/share of which 11,816,132 shares are issued and outstanding.

         (b)   The unaudited financial statements and
    accompanying CPA review letter of Garbalizer, including applicable reporting documents for the accounting period ending December 31, 1998, (attached hereto and made a part hereof for all purposes labelled Exhibit "B") have been prepared in accordance with generally accepted accounting practices and fairly represent the financial position of Garbalizer as of the specified dates.

         (c) The schedule of patents and other assets to be transferred to Garb Oil & Power Company by this Agreement (attached hereto and make a part hereof for all purposes labelled Exhibit "C") is a true and correct schedule and brief description of the patents and assets.

         (d) Garbalizer is not a party to any pending or threatened litigation which might adversely affect the assets of Garbalizer which are being transferred from Garbalizer to Garb Oil & Power Company.

         (e) All taxes which Garbalizer in required by law to pay in regard to the assets to be transferred to Garb Oil & Power Company have been duly paid for all prior periods up to and including the date of the closing of this Agreement.

         (f) The assets to be transferred by Garbalizer to Garb Oil & Power Company have not, since negotiations commenced between the parties, been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, wind storm, accident, strike, embargo, confiscation of vital equipment, materials or inventory, transactions, or acts of God.

         (g) Garbalizer, in acquiring ten percent (10%) of the post reorganization outstanding and voting shares as herein contemplated, is acquiring the same in Garbalizer's name, with no present intention of selling or otherwise distributing such shares to its individual shareholders.

         (h) The board of directors has duly authorized and approved the negotiation and execution of this agreement.

         (i) Garbalizer will bear the cost of any accounting and legal fees incurred in the negotiation and execution of this Agreement save and except those fees expressly agreed upon to be paid by RecycleNet.

        (j) Garbalizer represents that subsequent to the herein contemplated sale of assets and assumption of indebtedness it will have no encumbrances or liabilities, contingent or otherwise, upon which a claim upon it could be made or which may subsequently arise from the activities of Garbalizer prior to the date of the closing of this transaction and will fully cooperate with RecycleNet to permit verification on a basis acceptable to RecycleNet.

         (k) Garbalizer hereby represents that neither it nor its agents or representatives shall, without prior consent of RecycleNet, sell, agree to sell, enter into negotiations to sell, or discuss (other than pursuant to unsolicited inquiries) the sale of the authorized and unissued stock of Garbalizer to or with any party except as disclosed to RecycleNet in advance and as agreed upon by both parties except as required by applicable law.

    3.   AGREEMENTS OF RECYCLENET CORPORATION

         (a) RecycleNet represents that it is a closely held corporation having less than fifty (50) holders of its equity securities and is eligible for and will comply with appropriate exemptions available under the Ontario
    Securities Act (or other applicable exemption scheme) for the exchange of convertible Class "X" shares in Amalco and Class "N" shares in Garbalizer for common stock of Garbalizer and Amalco, valued at less than $150,000.00 (U.S.)

         (b) RecycleNet shall, immediately upon closing of this transaction, and at its expense, commence activities to qualify Garbalizer to become a fully reporting company pursuant to the provisions of the Securities Exchange Act of 1934 and for NASDAQ listing and trading.

    4.   AGREEMENTS OF GARBALIZER MACHINERY CORPORATION

         (a)

          (i) Garbalizer shall, at the expense of RecycleNet, cause to be incorporated under the Ontario Business Corporation Act, a subsidiary, hereafter referred to as "Subco", a company wholly owned by Garbalizer having common shares entitled to one vote each. Garbalizer shall advise in due course as to the number of common shares to be issued. In addition, Garbalizer must authorize an unlimited quantity of Class "X" shares which are equity participating and non-voting and shall be convertible to common shares of Garbalizer as set out hereafter.

          (ii) Garbalizer shall amend its constating documents to create a special class of voting non-equity participating shares to be called Class "N" shares in Garbalizer.

          (iii) Subco and RecycleNet shall thereafter amalgamate and Garbalizer shall own all the issued and outstanding common shares of the amalgamated company (hereafter referred to as "Amalco"). Amalco will assume the authorized Class "X" special share structure from "Subco".

          (iv) The holders of record of common shares in RecycleNet prior to the amalgamation shall receive one Class
    "X" share of Amalco plus one Class "N" share in Garbalizer for each share in RecycleNet held.

          (v) The Class "X" and Class "N" shares shall be convertible into the common shares of Garbalizer on the basis of one Class "X" share of Amalco and one Class "N" share of Garbalizer for each common share of Garbalizer.

         (vi) Garbalizer shall enter into an agreement with Subco in form acceptable to all parties whereby Garbalizer agreed to the conditions pertaining to the operation and management of Subco pending issuance, transfer and conversion of shares prior to amalgamation with RecycleNet.

         (b)

          (i) Garbalizer will increase authorized common shares from 15,000,000 (fifteen million) to 100,000,000 (one hundred million).

          (ii) Garbalizer will reverse split it's current issued and outstanding common shares in a 3 for 2 split, resulting in the current issued and outstanding shares of 11,816,132 (eleven million eight hundred and sixteen thousand one hundred and thirty two) being reduced to 7,877,421(seven million eight hundred and seventy seven thousand four hundred and twenty one) issued and outstanding common shares prior to the amalgamation of "Subco" and RecycleNet.

           (iii) At the conclusion of the amalgamation of "Subco" and RecycleNet, the pre-existing common shareholders of Garbalizer will own 10% of the outstanding common shares of the reorganized Garbalizer and the pre-existing common shareholders of RecycleNet will own 90% of the outstanding shares of the reorganized Garbalizer.

            (iv) It is understood by both parties hereto that this distribution shall include all options and similar rights to acquire shares of common stock on a fully diluted basis and that the converted "X" and "N" convertible shares would represent ninety percent (90%) of the outstanding common shares of Garbalizer on a fully diluted basis subsequent to the completion of the transaction.

         (c) Garbalizer shall cause the shares and options, if any, of the pre-merger Garbalizer corporation to be registered and in reliance upon Regulation D or other appropriate exemption from the registration requirements of the Securities Act of 1933.

         (d) Garbalizer shall, subsequent to the closing of this Agreement, cause the name of the surviving corporation to be changed to a name acceptable to RecycleNet.

         (e) Garbalizer shall, upon the execution of this Agreement, provide to RecycleNet information necessary and otherwise not readily available to RecycleNet for assistance in complying with the requirements of becoming a reporting company, which information shall include recommendations regarding legal counsel and estimates of time and cost necessary to obtain such fully reporting status.

    5.   MUTUAL AGREEMENTS

         (a) Garbalizer and RecycleNet shall, subsequent to the execution of this Agreement cooperate fully in the completion of this transaction at the earliest possible time and jointly shall commence preparation and execution of all documents, agreements, and other relevant matters necessary to register and trade the securities of the reorganized corporation pursuant to the requirements of Regulation D and Form 10 as herein contemplated.

        (b) Garbalizer and RecycleNet shall, subsequent to the creation of said wholly owned Canadian subsidiary corporation, cooperate in complying with applicable legal, accounting, and tax requirements of their respective jurisdictions.

         (c) Garbalizer and RecycleNet agree that Garbalizer shall, subject to verification of value and any required shareholder approval, and prior to the closing of the herein contemplated reorganization, sell and convey all existing assets (including the "Garbalizer" name and logo, patents, machinery designs, and contract rights) to Garbalizer's sister corporation Garb Oil & Power in exchange for the assumption of Garbalizer of all existing indebtedness of Garbalizer in the approximate amount of $500,000.00 (U.S.).

         (d) Garbalizer and RecycleNet agree that immediately upon closing of this transaction that the currently existing board of directors shall appoint as their replacements Mr. Paul Roszel ("Roszel") and two additional persons to be identified by RecycleNet and forthwith resign.

         (e) Garbalizer and RecycleNet agree that immediately upon closing of this transaction Roszel be appointed to serve as Chief Executive officer of the reorganized corporation and that, pursuant to written agreement between Roszel and the reorganized corporation, Roszel negotiate and execute an employment agreement with the reorganized corporation for a term of not less than three (3) years.

         (f) Garbalizer and RecycleNet shall jointly exercise their best efforts to retain continued listing of the reorganized corporation on the NASD OTC electronic bulletin board; and further, shall jointly exercise their best efforts to cause the shares of the reorganized corporation's common stock to qualify for such continued listing.

         (g) Garbalizer and RecycleNet shall jointly provide and be obligated to provide to the other party all requested relevant information regarding the operations and activities of such party for inclusion in proxy materials sent or provided to shareholders for approval of this Agreement, and shall, through counsel and other representatives, consult with each other regarding form and content thereof.

         (h) Garbalizer and RecycleNet shall jointly have the right and obligation to complete such due diligence as either party may deem appropriate with respect to the other party including, without limitation, the use of professional auditors. If, for any reason, the representations of a party are reasonably deemed to vary substantially from the information obtained by any such audit and cannot be reasonably reconciled, then the party relying upon such representations may terminate this Agreement immediately by giving written notice to such effect, including therein a clear concise statement of the nature and extent of such variance.

         (i) Garbalizer and RecycleNet jointly agree that they each will, prior to the closing of this Agreement, obtain from the now current principal shareholders (whether individuals or corporations) of said corporations, personal warranties and/or guarantees (whether made directly or indirectly) supporting the written representations and warranties made by such persons to either of the corporations party to this Agreement and which have been relied upon by any party hereto.

         (j) Each party hereto shall be responsible for its own legal and other professionals fees incurred in the negotiation and preparation of the letter of intent herein referenced and further, that the shareholders of the parties hereto shall be obligated for such legal and professional fees as are incurred by the respective parties.

    6.   APPROVAL OF SHAREHOLDERS

         As an express condition precedent, this Agreement is subject to the approval of the shareholders (where necessary) and directors of both RecycleNet and Garbalizer. Both corporations shall call shareholders' meetings or otherwise obtain such approval on or before the date set for closing of this Agreement for the purpose of considering and approving this Agreement and for purposes of taking all other action required to be taken to effectuate the objects of this Agreement.

    7.   TERMINATION/LETTER OF AGREEMENT

         (a) In the event either party hereto, prior to the execution of this Agreement, terminates the letter of intent for cause, said party shall do so by giving written notice to the other party, each party to assume its own costs and expenses upon such termination.

         (b)   In the event this Agreement is not, as
    contemplated and prior oral agreements upon which it is based, executed by the parties hereto on or before February 25, 1999, either party shall be entitled to unilaterally and without cause terminate said letter effective upon two (2) business days written notice to the other party.

         (c) Each party hereto agrees to pay all legal, accounting and other fees and expenses by it incurred in the preparation of the letter of intent herein referenced as contemplated in said letter of intent.

    8.   CONFIDENTIALITY

         Each of the parties hereto shall require their employees and representatives to be obligated to keep confidential the existence and contents of the letter of intent preceding this Agreement, this Agreement itself, and all other non public information received from either party to this Agreement unless required to do so by operation of applicable law.

    9.   CLOSING

         The closing of this Agreement shall take place at the offices of Garbalizer Machinery Corporation, 507 Newhouse Building, 10 Exchange Place, Salt Lake City, Utah, on March 19, 1999 at 3:00 p.m. Time is of the essence. All representations and warranties shall survive the closing.

    10.  CONSTRUCTION

         This Agreement shall be construed and interpreted under the laws of the State of Utah.

    11.  BENEFITS

         This Agreement shall enure to the benefit of and shall be binding upon the parties and upon their respective successors.

    12.  EXHIBITS

         The attached exhibits as herein referenced are attached hereto and made a part hereof for all purposes identified and labelled as follows:

                     (a)   Exhibit "A" - RecycleNet unaudited
                statements and relevant reporting documents;

                     (b)   Exhibit "B" - Garbalizer unaudited
                financial statements and relevant reporting documents.

                     (c)   Exhibit "C" - Listing of patents and
                other assets to be conveyed to Garb Oil & Power.


         IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS
    AGREEMENT THE DATE ABOVE SHOWN.


    GARBALIZER MACHINERY CORPORATION


    BY;  /s/ John C. Brewer
        ----------------------------
        John C. Brewer
        Chief Executive Officer


    RECYCLENET CORPORATION


    BY: \s\ Paul Roszel
       -----------------------------
        Paul Roszel
        President